SENTRY PETROLEUM ACQUIRES 1.68 MILLION ACRES IN PROVEN PETROLEUM BASIN

Denver, Colorado - (Marketwire - April 30, 2008) - -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has acquired all exploration rights and obligations to ATP 865, a 1.68 million acre permit, 620 miles west of Brisbane in Queensland, Australia.

Sentry CEO Alan Hart commented, "We have completed our due diligence on ATP 865 and are delighted to conclude the acquisition of such prospective acreage. Numerous leads have been delimited, in particular the Sherwood Park prospect. Though our assessment of Sherwood Park is preliminary the potential of the prospect is significant. Even a modicum of success here will have a significant impact on Sentry."

ATP 865 lies in the Adavale basin, a proven petroleum basin that encompasses roughly 14 million acres. The basin is relatively lightly explored, with fewer than 60 exploration wells drilled to date, and most of those without the aid of modern technology.

Sentry President Raj Rajeswaran echoed Hart's comments, "Our property is within 19 miles of a 13 billion cubic feet gas field and 25 miles east of fields containing over 15 million barrels of recoverable oil. This clearly indicates that ATP 865 is prospective and with pipeline infrastructure transecting our block, we have ready and quick access to market."

Rajeswaran continued, "The recent announcement of an eight billion dollar LNG facility in Gladstone puts Queensland on the world stage and enhances the potential value for the region's explorers and producers. We couldn't be happier to conclude this acquisition."

Sentry acquired the permit from Medina Group, a China-based company which was awarded the block in the 2007 Queensland competitive bid round. The transaction is subject to regulatory approval and the assignor's retention of a 0.5% royalty after the transaction.

About the Adavale Basin - The Early Devonian to Early Carboniferous Adavale Basin of central Queensland is entirely subsurface, occupies about 15 million acres and contains about 26,000 feet of sediments and minor volcanics. The basin produced wet gas from the fault bounded, anticlinal trap of the Gilmore field, which was piped to Barcaldine and to the Ballera-Brisbane pipeline. The wet gas and associated oils are from a Devonian marine source which generated during the Carboniferous, and dry gas from a subsequent heating of those same source rocks which began in the Cretaceous.

In other news, Sentry announces that on the 23rd of April 2008, Alan Hart gifted all his shares in the Company to SPM Group. As a result of the transaction, SPM Group is the beneficial holder of 22% of the registrant's issued and outstanding common stock as of April 23rd, 2008.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.